CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 28, 2017, relating to the financial statements and financial highlights of RiverNorth Opportunities Fund, Inc., for the year ended October 31, 2017, and to the references to our firm under the heading "Financial Highlights" in the Prospectus, "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and "Independent Registered Public Accounting Firm" in the Prospectus Supplement.

Cohen & Company, Ltd.

Cleveland, Ohio

August 31, 2018